EXHIBIT 5.1

February 14, 2022

Board of Directors

Blue Star Foods Corp.

3000 NW 109th Avenue

Miami, Florida 33172

Ladies and Gentlemen:

We are acting as counsel to Blue Star Foods Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (File No. 333-268564) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the public offering of (i) 8,200,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Firm Shares”) and (ii) pre-funded warrants (the “Warrants”) to purchase an aggregate of 800,000 shares of Common Stock with an exercise price equal to $0.001 per share (the “Warrants Shares”), pursuant to the Underwriting Agreement, dated as of February 10, 2023, by and between the Company and the underwriter named therein (the “Underwriting Agreement”), as described in the prospectus, dated December 6, 2022 (the “Base Prospectus”), which forms a part of the Registration Statement, as supplemented by the Prospectus Supplement, dated February 10, 2023 (the “Prospectus Supplement,” together with the Base Prospectus, the “Prospectus”). The Company also granted the underwriter an over-allotment option to purchase up to 1,350,000 shares of Common Stock and/or Warrants (the “Option Shares,” together with the Firm Shares, the “Shares”) pursuant to the Underwriting Agreement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including PDFs). In making our examination of documents, we have assumed that each party to any such document has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms. We have also assumed the conformity of the physical copies submitted for our examination to the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Delaware General Corporation Law, as amended, and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. The opinions set forth herein are limited to the laws of the State of New York, the Delaware General Corporation Law, as amended, and the federal securities laws of the United States of America. We express no opinion herein as to any other statutes, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company and, when issued in accordance with the provisions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; (ii) the Warrants have been duly authorized by the Company and, when issued by the Company against payment therefor in accordance with the provisions of the Underwriting Agreement, such Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (iii) when the Warrant Shares have been issued by the Company against payment therefor in the circumstances contemplated by the Warrants, such Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the respective effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ THE CRONE LAW GROUP P.C.

THE CRONE LAW GROUP P.C.